FIDELITY BANCORP, INC. ANNOUNCES
SECOND QUARTER RESULTS
FOR FISCAL 2012
AND QUARTERLY DIVIDEND

PITTSBURGH, PA – April 20, 2012 – Fidelity Bancorp, Inc. of Pittsburgh, Pennsylvania (NASDAQ: FSBI), the holding company for Fidelity Bank today announced second quarter earnings for the three-month period ended March 31, 2012. Fidelity recorded net income of $516,000 or $0.13 per share (diluted) for the period, compared to net income of $659,000 or $0.18 per share (diluted) in the prior year quarter. The $143,000 decrease in net income primarily reflects a decrease in net interest income of $185,000, an increase in provision for loan losses of $25,000, and an increase in noninterest expense of $227,000, partially offset by a decrease in other-than-temporary impairment (“OTTI”) charges of $85,000, an increase in non-interest income (excluding OTTI charges) of $61,000, and a decrease in income tax provision of $148,000.  The Company’s annualized return on average assets was .31% and return on average equity was 3.98% compared to .38% and 5.35% respectively, for the same period in the prior year. For the six-month period ended March 31, 2012, net income was $1.1 million or $.27 per share (diluted), compared to $525,000 or $.11 per share (diluted) in the prior year period. The $556,000 increase in net income primarily reflects a decrease in OTTI charges of $1.1 million and an increase in non-interest income of $124,000, partially offset by a decrease in net interest income of $270,000, an increase in provision for loan losses of $75,000, an increase in operating expenses of $113,000, and an increase in income tax provision of $219,000.  Annualized return on assets was .32% and return on equity was 4.22% for the fiscal 2012 period, compared to .15% and 2.12%, respectively, for the same period in the prior year.

Net interest income before provision for loan losses decreased $185,000 or 5.0% to $3.5 million for the three-month period ended March 31, 2012, compared to $3.7 million in the prior year period. For the six months ended March 31, 2012, net interest income before provision for loan losses decreased $270,000 or 3.6% to $7.1 million, compared to $7.4 million in the prior year period.

The provision for loan losses was $325,000 for the three-month periods ended March 31, 2012 compared to $300,000 in the prior year period.  The provision for loan losses was $675,000 for the six-months ended March 31, 2012 compared to $600,000 in the prior year period. The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level that reflects management’s best estimates of the losses inherent in the portfolio.  An evaluation of the loan portfolio, current economic conditions and other factors is performed each quarter end at the balance sheet date. Non-performing loans and foreclosed real estate were 1.94% of total assets at

March 31, 2012, compared to 1.61% at March 31, 2011.  The allowance for loan losses was 67.3% of non-performing loans at March 31, 2012, compared to 63.7% at March 31, 2011.

Non-interest income, excluding the OTTI charges, increased $61,000 or 4.0% to $1.6 million for the quarter ended March 31, 2012 compared to $1.5 million for the same period last year. The increase for the current quarter primarily relates to an increase in loan service charges and fees of $41,000, an increase in the gain on sales of loans of $125,000, and an increase in other operating income of $135,000, partially offset by a decrease in the gains on the sale of investment and mortgage-backed securities of $265,000.  For the six months ended March 31, 2012, non-interest income, excluding the OTTI charges, was $2.8 million compared to $2.6 million in the prior year period. The increase for the six-month period is primarily attributed to an increase in loan service charges and fees of $29,000, an increase in the gain on sales of loans of $129,000, and an increase in other operating income of $143,000, partially offset by a decrease in the gains on the sale of investment and mortgage-backed securities of $205,000.

OTTI charges were $194,000 during the three-month period ending March 31, 2012, compared to $279,000 in the prior year period.  The impairment charges for the current period relate to the Company’s holdings of a pooled trust preferred security and common stock of a local financial institution.  OTTI charges were $247,000 during the six-month period ending March 31, 2012, compared to $1.4 million during the prior year period.  The impairment charges for the current six-month period relate to the Company’s holdings of a private label mortgage-backed security, a pooled trust preferred security, and common stock of a local financial institution. The impairment charges in the prior year period related to the Company’s holdings of five pooled trust preferred securities (“trups”), a single issue preferred security, a private label mortgage-backed security, and common stock of a local financial institution.  The impairment charges on pooled trups for both periods resulted from several factors, including a downgrade in their credit ratings, failure to pass their principal coverage tests, indications of a break in yield, and the decline in the net present value of their projected cash flows.  Management of the Company has deemed the impairment on the trups to be other-than-temporary based upon these factors and the duration and extent to which the market value has been less than cost, the inability to forecast a recovery in market value, and other factors concerning the issuers in the pooled securities.  At March 31, 2012, the Company had holdings in 18 different trust preferred offerings, with a book value of $14.2 million.  The net unrealized loss on these securities amounted to $5.8 million at March 31, 2012.

Operating expenses increased $227,000 or 6.0%, to $4.0 million for the quarter ended March 31, 2012 compared to $3.8 million in the prior year period.  The increase for the current period is primarily attributed to an increase in salary and benefits expense of $88,000, an increase in real estate owned expense of $131,000, and an increase in other operating expenses of $124,000, partially offset by a decrease in occupancy and equipment of $25,000 and a decrease in federal deposit insurance premiums of $78,000.  For the six-month period in this fiscal year, operating expenses increased $113,000 or 1.5% to $7.7 million, compared to $7.6 million in the prior year period.  The operating expense increase for the six-month period ended March 31, 2012 is primarily attributed to an increase in real estate owned expense of $175,000 and an increase in other operating expense of  $94,000, partially offset by a decrease in FDIC insurance premiums of $153,000.

For the three-months ended March 31, 2012, the provision for income taxes decreased $148,000 to a provision of $52,000 compared to a provision of $200,000 for the same period last year.  For the six months ended March 31, 2012, the tax provision increased $219,000 to $185,000 compared to a benefit of $34,000 for the same period last year.  The tax benefit in the prior period was significantly impacted by the impairment charges during the respective period.  The OTTI charges recorded in the prior period caused pre-tax income to be lower than tax-exempt income; therefore a tax benefit was recorded.

Total assets were $665.8 million at March 31, 2012, a decrease of $1.2 million or .2% compared to September 30, 2011, and a decrease of $19.1 million or 2.8% compared to March 31, 2011. Net loans outstanding decreased $7.1 million or 2.0% to $339.2 million at March 31, 2012 as compared to September 30, 2011, and increased $870,000 or .26% as compared to March 31, 2011. Deposits increased $25.4 million to $471.5 million at March 31, 2012 as compared to September 30, 2011, and increased $26.2 million as compared to March 31, 2011. Long-term debt decreased $15.0 million to $65.0 million at March 31, 2012, compared to $80.0 million at September 30, 2011 and March 31, 2011. Stockholders’ equity was $52.1 million at March 31, 2012, compared to $50.5 million at September 30, 2011 and $49.9 million at March 31, 2011.

QUARTERLY DIVIDEND

The Board of Directors of Fidelity Bancorp, Inc. declared a quarterly cash dividend of $.02 per share on the Company’s common stock. The dividend is payable May 31, 2012 to stockholders of record May 15, 2012.  This dividend represents the 95th uninterrupted quarterly cash dividend paid to stockholders.

The Company's filings with the Securities and Exchange Commission are available on-line through the Company’s Internet website at  www.fidelitybancorp-pa.com.

Fidelity Bancorp, Inc. is the holding company for Fidelity Bank, a Pennsylvania-chartered, FDIC-insured savings bank conducting business through thirteen offices in Allegheny and Butler counties.

Statements contained in this news release which are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Fidelity Bancorp, Inc. with the Securities and Exchange Commission from time to time.

Fidelity Bancorp, Inc. and Subsidiaries
Income Statement for the Three and Six Months Ended
March 31, 2012 and 2011 (unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
Interest income	$5,965	$6,732	$12,255	$13,694
Interest expense	2,468	3,050	5,111	6,280

Net interest income	3,497	3,682	7,144	7,414
Provision for loan losses	325	300	675	600
Net interest income after provision
for loan losses	3,172	3,382	6,469	6,814
Net impairment losses recognized
in earnings ("OTTI")	(194)	(279)	(247)	(1,356)
Noninterest income (excluding OTTI)	1,594	1,533	2,762	2,638
Noninterest expense	4,004	3,777	7,718	7,605

Income before income tax provision (benefit)	568	859	1,266	491
Income tax provision (benefit)	52	200	185	(34)

Net income	516	659	1,081	525
Preferred stock dividend	(88)	(88)	(175)	(175)
Amortization of preferred stock discount	(15)	(15)	(30)	(30)
Net income available to common
stockholders	$413	$556	$876	$320

Basic earnings per common share	$0.14	$0.18	$0.29	$0.11
Diluted earnings per common share	$0.13	$0.18	$0.27	$0.11

Net interest margin (tax equivalent)	2.32%	2.36%	2.37%	2.36%
Annualized return on average assets	0.31%	0.38%	0.32%	0.15%
Annualized return on average equity	3.98%	5.35%	4.22%	2.12%

Balance Sheet Data (unaudited)
(In thousands, except share data)
	March 31, 2012	September 30, 2011	March 31, 2011

Total assets	$665,762	$666,915	$684,812
Cash and cash equivalents	39,374	24,856	51,900
Total investment securities	247,549	259,385	261,250
Loans receivable, net	339,226	346,285	338,356
Deposits	471,478	446,102	445,229
Borrowed funds (includes subordinated debt)	136,021	164,406	183,153
Stockholders' equity	52,081	50,491	49,897
Book value per common share	$14.73	$14.24	$14.06

Average equity to average assets	7.70%	7.34%	7.13%
Allowance for loan losses to loans receivable	1.14%	1.66%	1.79%
Non-performing assets to total assets	1.94%	1.49%	1.61%
Non-performing loans to total loans	1.69%	1.97%	2.87%